Exhibit 99.1

Press Release

For Immediate Release

WMI Holdings Corp. Announces Commitment by KKR for Strategic Investment

Parties Enter into Conditional Commitment Letter for KKR to Acquire Subordinated Debt, Convertible Preferred Stock and Warrants

SEATTLE, December 9, 2013 — WMI Holdings Corp. (OTC: WMIH) (“WMI” or the “Company”) today announced that KKR & Co. L.P. has entered into a conditional commitment letter to make a strategic investment in the Company (the “Commitment Letter”), dated December 8, 2013.

Subject to the completion of definitive documentation, due diligence and the terms and conditions of the Commitment Letter, KKR has agreed (i) to purchase approximately $10.55 million face amount of convertible preferred stock of the Company at a price per share of $1.10 convertible on a one-for-one basis into shares of common stock of the Company (the “Convertible Preferred Stock”), and (ii) commit to purchase up to $150 million aggregate principal amount of subordinated 7.5% PIK notes, which may be issued in one or more tranches over a three year period, each with a seven year term from the date of initial issuance (the “Subordinated Notes”), subject to certain terms and conditions. Substantially all of the proceeds from the Subordinated Notes, if and when issued, would be used by the Company to fund future acquisitions. Upon consummation of the transactions contemplated by the Commitment Letter, KKR would receive five-year warrants to purchase approximately 61.4 million shares of the Company’s common stock, 30.7 million of which would have an exercise price of $1.32 per share and 30.7 million of which would have an exercise price of $1.43 per share. KKR would also have the right for three years to participate up to 50% in equity offerings up to an aggregate of $1 Billion by the Company subject to certain limitations, including a cap in ownership by KKR (and its affiliates) of 42.5% of the Company’s common equity. The Convertible Preferred Stock, if and when issued, will include the right for KKR to appoint one of seven members to the board of directors of the Company. The Commitment Letter terminates on January 31, 2014 in the event that the parties do not enter into definitive documentation on or before such date. The Company has agreed to reimburse KKR for certain expenses incurred by it in connection with the Commitment Letter and has also agreed in certain circumstances to pay KKR a termination fee equal to $2 million.

Michael Willingham, Chairman of the Company said, “We believe this investment from KKR will provide WMI Holdings with a compelling opportunity to create meaningful shareholder value. KKR has a global network of relationships, deep expertise in transaction execution, portfolio management, capital-raising, and operational improvement, and we believe a partner with these capabilities will augment our ability to execute on our stated acquisition strategy.”

Tagar Olson, Member and Head of KKR’s Financial Services team stated, “As a firm that invests across a wide range of asset classes, we think KKR is well-positioned to serve as a long-term aligned capital partner to the Company. We are looking forward to being a strategic investor in WMI as the Company grows and diversifies its platform in the coming years. We believe there is a compelling opportunity to help build shareholder value as a significant investor alongside WMI’s existing shareholders.”

Blackstone Advisory Partners L.P. is acting as financial advisor to the Company in connection with the transactions contemplated by the Commitment Letter. Akin Gump Strauss Hauer & Feld LLP and Lane Powell PC are counsel to the Company. Simpson Thacher & Bartlett LLP is counsel to KKR.

About WMI Holdings

WMI Holdings Corp., formerly Washington Mutual, Inc., consists primarily of WM Mortgage Reinsurance Company, Inc. (“WMMRC”), a wholly owned subsidiary of the Company that is domiciled in Hawaii. The Company’s primary business is a legacy reinsurance business that is currently operated in runoff mode by WMMRC.

About KKR

Founded in 1976 and led by Henry Kravis and George Roberts, KKR is a leading global investment firm with $90.2 billion in assets under management as of September 30, 2013. With offices around the world, KKR manages assets through a variety of investment funds and accounts covering multiple asset classes. KKR seeks to create value by bringing operational expertise to its portfolio companies and through active oversight and monitoring of its investments. KKR complements its investment expertise and strengthens interactions with fund investors through its client relationships and capital markets platform. KKR & Co. L.P. is publicly traded on the New York Stock Exchange (NYSE: KKR) and “KKR”, as used in this release, includes its subsidiaries, their managed investment funds and accounts, and/or their affiliated investment vehicles, as appropriate.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this report that address activities, events, conditions or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business and these statements are not guarantees of future performance. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements may include the words “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “strategy,” “future,” “opportunity,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks are identified and discussed in the Company’s Form 10-K for the year ended December 31, 2012 under Risk Factors in Part I, Item 1A. These risk factors will be important to consider in determining future results and should be reviewed in their entirety. These forward-looking statements are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Forward-looking statements speak only as of the date they are made, and we do not undertake to update any forward-looking statement, except as required by law. Readers should carefully review the statements set forth in the reports, which the Company has filed or will file from time to time with the Securities and Exchange Commission.

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Contact

Andrew Siegel / Aaron Palash / Jed Repko

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449